CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Debt securities	€750,000,000(1)	US$108,107.91(2)
(1)
The amount in euros is equivalent to US$943,350,000.00 based on the exchange rate in effect on July 2, 2012 (U.S.$1.2578 per €1.00), as reported by Bloomberg L.P.

(2)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-162822

PROSPECTUS SUPPLEMENT
(To prospectus dated November 3, 2009)

Vale S.A.

€750,000,000 3.750% Notes due 2023

        Vale S.A. ("Vale") is offering €750,000,000 aggregate principal amount of its 3.750% Notes due 2023 (the "notes"). Vale will pay interest on the notes annually on January 10 of each year, beginning January 10, 2013. Vale will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes.

        Vale may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and a "make whole" amount described under "Description of the Notes—Optional Redemption" in this prospectus supplement plus accrued and unpaid interest on such notes to the date of redemption. Upon the imposition of certain withholding taxes, Vale may also redeem the notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

        The notes will be unsecured obligations of Vale and will rank equally with Vale's unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

        Vale has applied to list the notes on the official list of the Luxembourg Stock Exchange (the "Official List") and to have them admitted to trading on the Euro MTF market. This prospectus supplement and the prospectus to which it relates constitute a prospectus for purposes of Luxembourg law dated July 10, 2005 on Prospectuses for Securities.

        Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-7 of this prospectus supplement.

	Per note	Total
Public offering price(1)	99.608%	€747,060,000
Underwriting discount	0.35%	€2,625,000
Proceeds, before expenses, to Vale	99.258%	€744,435,000

(1)
Plus accrued interest from July 10, 2012, if settlement occurs after that date.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the notes in registered global form only and deposit them with a common depositary for Euroclear Bank S.A./N.V., and Clearstream Banking, société anonyme on or about July 10, 2012.

Joint Lead Managers and Joint Bookrunners

BNP PARIBAS	Crédit Agricole CIB	HSBC	NATIXIS

Co-Managers

CIBC	Mitsubishi UFJ Securities	Mizuho Securities	Scotiabank	SMBC Nikko

The date of this prospectus supplement is July 3, 2012.

Prospectus Supplement
Responsibility Statement	S-ii
Investor Information	S-ii
Notice to Investors Regarding Listing Prospectus	S-ii
Enforcement of Civil Liabilities	S-1
Prospectus Supplement Summary	S-2
Recent Developments	S-7
Risk Factors	S-7
Use of Proceeds	S-9
Capitalization	S-10
Description of the Notes	S-11
Certain Tax Considerations	S-18
Underwriting	S-23
Experts	S-27
Validity of the Notes	S-27
Incorporation of Certain Documents by Reference	S-28

Prospectus
About this Prospectus	1
Forward Looking Statements	2
Vale S.A.	3
Vale Overseas Limited	3
Use of Proceeds	3
Legal Ownership of Debt Securities	4
Description of the Debt Securities	6
Description of the Guarantees	19
Experts	19
Validity of the Securities	19
Where You Can Find More Information	19
Incorporation of Certain Documents by Reference	20

S-i

RESPONSIBILITY STATEMENT

        We accept responsibility for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. To the best of our knowledge and belief (having taken all reasonable care to ensure that such is the case), the information regarding Vale and the notes contained in this prospectus supplement and the accompanying prospectus (or incorporated by reference herein or therein) is in accordance with the facts and does not omit anything likely to affect the import of such information.

INVESTOR INFORMATION

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order or (iii) are outside the United Kingdom (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

NOTICE TO INVESTORS REGARDING LISTING PROSPECTUS

        Application has been made to list the notes on the Official List of the Luxembourg Stock Exchange and to admit to trading on the Euro MTF market. Documents used in connection with such listing (collectively referred to as the listing prospectus) are likely to contain similar information to that contained in this prospectus supplement. However, it is possible that we may be required (under applicable law, rules, regulations or guidance applicable to the listing of securities or otherwise) to make in the listing prospectus certain changes or additions to or deletions from the information contained herein. Furthermore, certain events might occur or circumstances might arise between publication of this prospectus supplement and the listing that would require additional or different disclosure to be made in the listing prospectus. If the listing is effected, potential investors in the European Economic Area or elsewhere may wish to refer to the listing prospectus in the context of any investment decision relating to the notes.

S-ii

 ENFORCEMENT OF CIVIL LIABILITIES

        A final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the notes would be recognized in the courts of Brazil and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). This ratification is available only if:

  •
  the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

  •
  the judgment was issued by a competent court either after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties' absence has been given, as established pursuant to applicable law;

  •
  the judgment is not subject to appeal;

  •
  the judgment has been authenticated by a Brazilian consulate in the State of New York;

  •
  the judgment has been translated into Portuguese by a certified sworn translator; and

  •
  the judgment is not against Brazilian public policy, good morals or national sovereignty.

        In addition:

  •
  Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Vale (provided that the relevant provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

  •
  The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by Brazilian law. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of a suit in Brazil must post a bond to cover the legal fees and court expenses of the defendant, unless there are real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

        Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the notes.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision. In this prospectus supplement, unless the context otherwise requires, references to "Vale," "we," "us" and "our" refer to Vale S.A., its consolidated subsidiaries, its joint ventures and other affiliated companies, taken as a whole.

        We are the second-largest metals and mining company in the world and the largest in the Americas, based on market capitalization. We are the world's largest producer of iron ore and iron ore pellets and the world's second-largest producer of nickel. We are one of the world's largest producers of manganese ore and ferroalloys. We also produce copper, thermal and metallurgical coal, phosphates, potash, cobalt and platinum group metals (PGMs). To support our growth strategy, we are actively engaged in mineral exploration efforts in 27 countries around the globe. We operate large logistics systems in Brazil and other regions of the world, including railroads, maritime terminals and ports, which are integrated with our mining operations. In addition, we have a maritime freight portfolio to transport iron ore. Directly and through affiliates and joint ventures, we have investments in energy and steel businesses.

        The following table presents the breakdown of our total gross operating revenues attributable to each of our main lines of business.

	Year ended December 31,						Three months ended March 31,
	2009		2010		2011		2011		2012
	US$ million						US$ million (unaudited)
Bulk materials:
Iron ore	US$	12,831	US$	26,384	US$	35,008	US$	7,287	US$	5,987
Iron ore pellets		1,352		6,402		8,150		1,878		1,698
Manganese		145		258		171		43		42
Ferroalloys		372		664		561		157		124
Coal		505		770		1,058		154		389

Subtotal—bulk materials	US$	15,205	US$	34,478	US$	44,948	US$	9,519	US$	8,240

Base metals:
Nickel	US$	3,260	US$	3,835	US$	5,720		1,557	US$	1,103
Copper		1,130		1,608		2,692		536		467
PGMs		132		101		492		165		105
Other precious metals		65		72		246		88		83
Cobalt		42		30		94		19		17
Aluminum(1)		2,050		2,554		383		383		—

Subtotal—base metals	US$	6,679	US$	8,200	US$	9,627	US$	2,749	US$	1,775

Fertilizer nutrients		413		1,846		3,547		787		829
Logistics services		1,104		1,465		1,726		328		403
Other products and services(2)		538		492		541		165		92

Total gross operating revenues	US$	23,939	US$	46,481	US$	60,389	US$	13,548	US$	11,339

(1)
Reflects aluminum operations sold in February 2011.

(2)
Includes kaolin, pig iron and energy.

  •
  Bulk materials:

  •
  Iron ore and iron ore pellets.  We operate four systems in Brazil for producing and distributing iron ore, which we refer to as the Northern, Southeastern, Southern and Midwestern systems. The Northern and the Southeastern Systems are fully integrated, consisting of mines, railroads, a maritime terminal and a port. The Southern System consists of three mining sites and two maritime terminals. We operate 10 pellet plants in Brazil and two in Oman, one of which has been ramping up since November 2011. We also have a 50% stake in a joint venture that owns three integrated pellet plants in Brazil and a 25% stake in two pellet companies in China.

  •
  Manganese and ferroalloys.  We conduct our manganese mining operations through subsidiaries in Brazil, and we produce several types of manganese ferroalloys through subsidiaries in Brazil, France and Norway.

  •
  Coal.  We produce metallurgical and thermal coal through Vale Moçambique, which operates assets in Mozambique, Vale Australia Holdings, which operates coal assets in Australia through wholly-owned subsidiaries and unincorporated joint ventures. In Mozambique, we are ramping up the Moatize coal operation, which includes both metallurgical and thermal coal. We also have minority interests in Chinese coal and coke producers.

  •
  Base metals:

  •
  Nickel.  Our main nickel mines and processing operations are conducted by our wholly-owned subsidiary Vale Canada Limited (formerly Vale Inco Limited), which has mining operations in Canada and Indonesia. We are ramping up nickel operations at Onça Puma in Brazil, and are continuing the commissioning process for our nickel operations in New Caledonia. We own and operate, or have interests in, nickel refining facilities in the United Kingdom, Japan, Taiwan, South Korea and China.

  •
  Copper.  In Brazil, we produce copper concentrates at Sossego in Carajás, in the state of Pará. In Canada, we produce copper concentrates, copper anodes and copper cathodes in conjunction with our nickel mining operations at Sudbury and Voisey Bay. In Chile, we produce copper cathodes at the Tres Valles operation, located in the Coquimbo region.

  •
  Aluminum.  We hold a 22.0% interest in Norsk Hydro ASA (Hydro), a major aluminum producer. In the past, we engaged in bauxite mining, alumina refining and aluminum smelting through subsidiaries in Brazil, which we transferred to Hydro in February 2011. We still own interests in two bauxite mining businesses, Mineração Rio do Norte S.A. (MRN) and Mineração Paragominas S.A. (Paragominas). We will transfer our remaining interest in Paragominas to Hydro in two equal tranches in 2014 and 2016, each in exchange for US$200 million, subject to certain contingent adjustments. Both MRN and Paragominas are located in Brazil.

  •
  Cobalt.  We produce cobalt as a by-product of our nickel mining and processing operations in Canada and refine the majority of it at our Port Colborne facilities. We will also be producing cobalt as a by-product of our nickel operations in New Caledonia, currently ramping up.

  •
  PGMs.  We produce platinum-group metals as by-products of our nickel mining and processing operations in Canada. The PGMs are concentrated at our Port Colborne facilities, in the Province of Ontario, Canada, and refined at our precious metals refinery in Acton, England.

    •
    Other precious metals.  We produce gold and silver as by-products of our nickel and copper mining and processing operations in Canada, and gold as a by-product of our copper mining in Brazil. Some of these precious metals are upgraded at our facilities in Port Colborne, Ontario, and all of the precious metals from Canadian operations are refined by unrelated parties in Canada.

  •
  Fertilizer nutrients:  We produce potash in Brazil, with operations in Rosario do Catete, in the state of Sergipe. Our main phosphate operations are conducted by our subsidiary Vale Fertilizantes S.A. (Vale Fertilizantes), which holds the majority of our fertilizer assets in Brazil and is the largest Brazilian producer of phosphate rock, phosphate and nitrogen fertilizers. In addition, we are ramping up operations at Bayóvar, a phosphate rock mine in Peru.

  •
  Logistics services:  We are a leading operator of logistics services in Brazil and other regions of the world, with railroads, maritime terminals and ports. Two of our four iron ore systems incorporate an integrated railroad network linked to automated port and terminal facilities, which provide rail transportation for our mining products, general cargo and passengers, bulk terminal storage, and ship loading services for our mining operations and for customers. We also own a majority stake in Sociedade de Desenvolvimento do Corredor de Nacala—S.A. (SDCN), with railroads in Malawi and Mozambique, and have plans to construct a world-class logistics infrastructure to support our operations in Central and Eastern Africa. In addition, we have a rail concession for a 756-kilometer railroad to provide support to our Rio Colorado potash project in Argentina. We conduct seaborne dry bulk shipping and provide tug boat services. We own and charter vessels to transport our iron ore, which we sell on a cost and freight basis to customers. Our tug boat services provide an efficient and safe towing service at our terminals in Brazil. We also own a 31.3% interest in Log-In Logística Intermodal S.A., which provides intermodal logistics services in Brazil, Argentina and Uruguay, and a 45.8% interest in MRS Logística S.A., which transports our iron ore products from the Southern System mines to our Guaíba Island and Itaguaí maritime terminals, in the state of Rio de Janeiro.

The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of the Debt Securities" in the accompanying prospectus. In this description of the offering, references to Vale mean Vale S.A. only and do not include any of Vale's subsidiaries or affiliated companies.

Issuer	Vale S.A.
Notes offered	€750,000,000 aggregate principal amount of 3.750% Notes due 2023.
Issue price	99.608% of the principal amount, plus accrued interest, if any, from July 10, 2012.
Maturity	January 10, 2023.
Interest rate	The notes will bear interest at the rate of 3.750% per annum from July 10, 2012 based upon a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.
Interest payment dates	Interest on the notes will be payable annually on January 10 of each year, beginning January 10, 2013.
Ranking	The notes are general obligations of Vale and are not secured by any collateral. Your right to payment under these notes will be:
• junior to the rights of secured creditors of Vale to the extent of their interest in Vale's assets;
• equal with the rights of creditors under all of Vale's other unsecured and unsubordinated debt; and
• effectively subordinated to the rights of any creditor of a subsidiary of Vale over the assets of that subsidiary.
Covenants	The indenture governing the notes contains restrictive covenants that, among other things and subject to certain exceptions, limit Vale's ability to merge or transfer assets, and incur liens.

For a more complete description of these covenants, see "Description of the Notes—Covenants" in this prospectus supplement and "Description of the Debt Securities—Certain Covenants" in the accompanying prospectus.
Further issuances
Vale reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of notes offered hereby; provided that, for U.S. federal income tax purposes, the additional notes either (i) are issued with no more than a de minimis amount of original issue discount or (ii) are issued in a qualified reopening. Vale may also issue other securities under the indenture which have different terms and conditions from the notes.

Payment of additional amounts	Vale will pay additional amounts in respect of any payments under the notes so that the amount you receive after Brazilian withholding tax will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under "Description of the Debt Securities—Payment of Additional Amounts" in the accompanying prospectus.
Optional redemption
Vale may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and a "make whole" amount described under "Description of the Notes—Optional Redemption" in this prospectus supplement plus accrued and unpaid interest on such notes to the date of redemption.
Tax redemption
If, due to changes in Brazilian law relating to withholding taxes applicable to payments of interest, Vale is obligated to pay additional amounts on the notes in respect of Brazilian withholding taxes at a rate in excess of 15%, Vale may redeem the notes in whole, but not in part, at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.
Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds".
Listing and admission to trading	We have applied to list the notes on the Official List of the Luxembourg Stock Exchange and admit the notes to trading on the Euro MTF market. Currently, there is no public market for the notes.
Form and denomination	The notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Risk factors
See "Risk Factors" and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.
Governing Law	New York
Trustee and Agents	• The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent;
• The Bank of New York Mellon Trust (Japan), Ltd., as principal paying agent; and
• The Bank of New York (Luxembourg) S.A., as Luxembourg registrar, paying agent and transfer agent.
Common Code	080295316
ISIN	XS0802953165

RECENT DEVELOPMENTS

        For a discussion of our results of operations for the three-month period ended March 31, 2012 and recent material developments, see our report on Form 6-K furnished to the SEC on the date hereof, which is incorporated by reference in this prospectus supplement and other reports on Form 6-K listed under "Incorporation of Certain Documents by Reference".

RISK FACTORS

        The following are certain risk factors relating to the notes and risks relating to our business. The risks relating to our business are more fully set forth in our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. You should carefully consider these risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to the Notes

Vale's subsidiaries, affiliated companies and joint ventures are not obligated under the notes, and these companies' obligations to their own creditors will effectively rank ahead of Vale's obligations under the notes.

        Vale conducts a significant amount of business through subsidiaries, affiliated companies and joint ventures, none of which are obligated under the notes. At March 31, 2012, the subsidiaries were responsible for approximately 30% of Vale's consolidated U.S. GAAP revenues from operations and approximately 30% of Vale's consolidated U.S. GAAP net cash flows provided by operating activities. The claims of any creditor of a subsidiary, affiliated company or joint venture of Vale would rank ahead of Vale's ability to receive dividends and other cash flows from these companies. As a result, claims of these creditors would rank ahead of Vale's ability to access cash from these companies in order to satisfy its obligations under the notes. In addition, these subsidiaries, affiliated companies and joint ventures may be restricted by their own loan agreements, governing instruments and other contracts from distributing cash to Vale to enable Vale to perform under its obligations. At March 31, 2012, 12% of Vale's consolidated U.S. GAAP liabilities were owed by subsidiaries of Vale, which is the only obligor under the notes, meaning that the creditors under these liabilities would rank ahead of investors in the notes in the event of Vale's insolvency. The indenture governing the notes contains restrictions on the conduct of business by Vale, including limits on its ability to grant liens over its assets for the benefit of other creditors. These restrictions do not apply to Vale's subsidiaries, affiliated companies and joint ventures, and these companies are not limited by the indenture in their ability to pledge their assets to other creditors.

There may not be a liquid trading market for the notes.

        The notes are an issuance of new securities with no established trading market. There can be no assurance that a liquid trading market for the notes will develop or, if one develops, that it will be maintained. If an active market for the notes does not develop, the price of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

We may not be able to make payments in euros.

        In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of Brazilian or foreign persons or entities to convert reais into foreign currencies. The government may institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could prevent or restrict our access to euros, and consequently our ability to meet our euro obligations and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Brazilian economy.

In case of bankruptcy, we would be required to pay amounts only in reais.

        Any judgment obtained against Vale in the courts of Brazil in respect of any of Vale's payment obligations under the notes would be expressed in the real equivalent of such sum. Accordingly, in case of bankruptcy, all credits held against Vale denominated in foreign currency would be converted into reais at the prevailing exchange rate on the date of declaration of bankruptcy by the judge. Further authorization by the Central Bank of Brazil would be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

Developments in other countries may affect prices for the notes.

        The market value of securities of Brazilian companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Brazilian issuers. For example, in October 1997, prices of both Brazilian debt securities and Brazilian equity securities dropped substantially, precipitated by a sharp drop in the value of securities in Asian markets. The market value of the notes could be adversely affected by events elsewhere, especially in emerging market countries.

Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the EU Directive on taxation of savings income.

        Austria and Luxembourg have opted out of certain provisions of an EU Directive regarding taxation of savings income and are instead, during a transitional period, applying a withholding tax on payments of interest, at a rate of 35%. Neither we nor any paying agent (nor any other person) would be required to pay additional amounts in respect of the notes as a result of the imposition of withholding tax by any member state of the European Union or another country or territory which has opted for a withholding system. For more information, see "Description of the Debt Securities—Payment of Additional Amounts" in the accompanying prospectus and under "Certain Tax Considerations—European Union Savings Directive." Investors should consult a tax adviser to determine the tax consequences of holding the notes.

 USE OF PROCEEDS

        The aggregate proceeds of this global offering are expected to be approximately €743 million, after deducting underwriting fees and estimated expenses payable by us. We intend to use the net proceeds for general corporate purposes.

CAPITALIZATION

        The table below sets forth Vale's consolidated capitalization at March 31, 2012 on an actual basis and as adjusted to reflect additional indebtedness incurred by Vale after March 31, 2012 as described below, and to give effect to the issuance of the notes offered hereby. You should read this table together with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At March 31, 2012
	Actual		As adjusted
	(US$ million) (unaudited)
Debt included in current liabilities:
Current portion of long-term debt		1,850		1,850
Short-term debt		500		500

Total debt included in current liabilities	US$	2,350	US$	2,350

Debt included in long-term liabilities:
Long-term debt (excluding current portion):
Secured		763		763
Unsecured		21,738		23,934

Total long-term debt (excluding current portion)		22,501		24,697

Total debt	US$	24,851	US$	27,047

Stockholders' equity:
Preferred shares—7,200,000,000 shares authorized and 2,108,579,618 issued		16,728		16,728
Common shares—3,600,000,000 shares authorized and 3,256,724,482 issued		25,837		25,837
Treasury shares—86,911,074 common and 181,099,660 preferred shares		(5,662)		(5,662)
Additional paid-in capital		(71)		(71)
Mandatorily convertible notes—common shares		290		290
Mandatorily convertible notes—preferred shares		644		644
Retained earnings:
Undistributed		42,007		42,007
Unappropriated		7,416		7,416
Other cumulative comprehensive income (loss)		(4,745)		(4,745)

Total Company stockholders' equity		82,444		82,444

Non-controlling interests		1,846		1,846

Total stockholders' equity		84,290		84,290

Total capitalization (total stockholders' equity plus total debt included in long-term and current liabilities)	US$	109,141	US$	111,337

Additional Indebtedness Incurred by Vale after March 31, 2012

        On April 4, 2012, in a reopening of its 4.375% Guaranteed Notes due 2022, Vale Overseas issued, and Vale guaranteed, an additional US$1.25 billion of that series of notes.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the heading "Description of the Debt Securities." It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making a decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement. In this description and in the related section entitled "Description of the Debt Securities" in the accompanying prospectus, references to "Vale" mean Vale S.A. only and do not include any of Vale's subsidiaries or affiliated companies.

General

        Vale will offer the notes under an indenture between Vale and The Bank of New York Mellon, as trustee, dated as of March 24, 2010, and a supplemental indenture to be dated as of July     , 2012, among Vale and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, The Bank of New York Mellon Trust (Japan), Ltd., as principal paying agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg registrar, paying agent and transfer agent. The notes will be issued only in fully registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will be unsecured and will rank equally with all of Vale's other existing and future unsecured and unsubordinated debt.

Principal and Interest

        The 3.750% Notes due 2023 will be issued in an initial aggregate principal amount of €750,000,000. The notes will mature on January 10, 2023. The notes will bear interest at 3.750% per annum from July 10, 2012. Interest on the notes will be payable annually on January 10 of each year, beginning January 10, 2013, to the holders in whose names the notes are registered at the close of business on December 27, immediately preceding the related interest payment date.

        Vale will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. Vale will compute interest on the notes on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.

        If any payment is due on the notes on a day that is not a business day, Vale will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        Business day means each Target System Day. A "Target System Day" is any day in which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

Payment of Additional Amounts

        Subject to the limitations and exceptions described in "Description of the Debt Securities—Payment of Additional Amounts" in the accompanying prospectus, Vale will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See "Description of the Debt Securities—Payment of Additional Amounts" in the accompanying prospectus.

Optional Redemption

        We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption with "Make-Whole" Amount

        We will have the right at our option to redeem the notes, in whole at any time, or in part from time to time, prior to their maturity, on at least 30 days' but not more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (calculated using a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed) at the Bund Rate plus 45 basis points (the "Make-Whole Amount"), plus accrued interest on the principal amount of the notes to the date of redemption.

        "Bund Rate" means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

        (1)   "Comparable German Bund Issue" means the German Bundesanleihe security selected by the Independent German Bund Investment Banker (as defined below) as having a fixed maturity most nearly equal to the remaining term of the series of notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to the remaining term of the series of notes to be redeemed; provided, however, that, if the remaining term of the series of notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the series of notes to be redeemed is less than one year, a fixed maturity of one year shall be used;

        (2)   "Comparable German Bund Price" means, with respect to any redemption date, (i) the average of all Reference German Bund Dealer Quotations for such redemption date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or (ii) if the Independent German Bund Investment Banker obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

        (3)   "Independent German Bund Investment Banker" means one of the Reference German Bund Dealers (as defined below) appointed by us.

        (4)   "Reference German Bund Dealer" means each of BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC Bank plc and Natixis, or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by Vale; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, Vale will substitute therefor another dealer of German Bundesanleihe securities; and

        (5)   "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Independent German Bund Investment Banker of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent German Bund Investment Banker by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day preceding the redemption date.

        On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Optional Tax Redemption

        The notes are redeemable prior to maturity, upon the occurrence of certain changes in the tax laws of Brazil as a result of which Vale becomes obligated to pay additional amounts on the notes in respect of withholding taxes at a rate in excess of 15%, in which case Vale may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. See "Description of the Debt Securities—Optional Tax Redemption" in the accompanying prospectus.

Covenants

        Holders of the notes will benefit from certain covenants contained in the indenture and affecting the ability of Vale to incur liens and merge with other entities. You should read the information under the heading "Description of the Debt Securities—Certain Covenants" and "Description of the Debt Securities—Additional Terms of the Vale Debt Securities" in the accompanying prospectus.

Events of Default

        Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading "Description of the Debt Securities—Events of Default" in the accompanying prospectus.

Further Issuances

        Vale reserves the right to issue, from time to time, without the consent of the holders of the notes, additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes; provided that for U.S. federal income tax purposes the additional notes either (i) are issued with no more than a de minimis amount of original issue discount or (ii) are issued in a qualified reopening.

        Vale may also issue other securities under the indenture that have different terms from the notes. Vale has the right, without the consent of the holders, to guarantee debt of its subsidiaries.

Governing Law

        The indenture and the notes will provide that they shall be governed by New York Law.

Transfer Agent

        Vale may appoint one or more financial institutions to act as its transfer agents, at whose designated offices the notes in certificated form must be surrendered before payment is made at their maturity. Each of those offices is referred to as a transfer agent. The initial transfer agent is the trustee, at its corporate trust office. Vale may add, replace or terminate transfer agents from time to time, provided that if any notes are issued in certificated form, so long as such notes are outstanding, Vale will maintain a transfer agent in New York City. Vale must notify you of changes in the transfer agents pursuant to the provisions described under "Description of the Debt Securities—Notices" in the accompanying prospectus. If Vale issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent. Vale will not charge any fee for the registration for transfer or exchange, except that Vale may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

        We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear Bank S.A./N.V., or "Euroclear," and the book-entry system and procedures from sources that we believe to be reliable, but we do not assume responsibility for the accuracy of this information. We will issue the notes as a global note registered in the name of a common depositary or its nominee for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global note through organizations that participate, directly or indirectly, in Clearstream, Luxembourg or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

        Beneficial interests in the global notes will be held in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. Notes represented by a global note can be exchanged for definitive notes in registered form only if:

  •
  Clearstream, Luxembourg and Euroclear are closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announce an intention to permanently cease business or have in fact done so, and no successor clearing system is available within 90 days;

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  we in our sole discretion decide to authorize the exchange and notify the trustee of our decision; or

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  certain events provided in the indenture occur, including the occurrence and continuation of an event of default with respect to the notes.

        If any of these events occurs, we will reissue and the trustee will authenticate the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture. In all cases, certificated notes delivered in exchange for a global note will be registered in the names, and issued in any approved denominations, requested by the common depository and will bear a legend indicating the transfer restrictions of the related global note.

        We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to the common depositary for Clearstream, Luxembourg and Euroclear, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will not have responsibility or liability for:

  •
  any aspect of the records of Clearstream, Luxembourg or Euroclear relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

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  any other aspect of the relationship between Euroclear or Clearstream, Luxembourg and their participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

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  the maintenance, supervision or review of any records of Clearstream, Luxembourg or Euroclear relating to those beneficial ownership interests.

        Book-entry notes may be more difficult to pledge because of the lack of a physical note. For more information, see the section of the accompanying prospectus entitled "Description of the Debt Securities—Payment and Paying Agents."

Clearstream, Luxembourg

        Clearstream, Luxembourg was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., to facilitate settlement of trades between Euroclear and Clearstream, Luxembourg.

        As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks. Clearstream, Luxembourg customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg.

        Distribution with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

The Euroclear System

        The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Euros. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

        The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and

Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear system on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

  •
  transfers of securities and cash within the Euroclear System;

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  withdrawal of securities and cash from the Euroclear System; and

  •
  receipts of payments with respect to securities in the Euroclear System.

        All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

        Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator.

        The foregoing information about Euroclear and Clearstream, Luxembourg has been provided by each of them for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Vale, nor the trustee nor any of the trustee's agents will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

        While a note in global form is lodged with the custodian, notes represented by individual definitive notes will not be eligible for clearing or settlement through Euroclear or Clearstream, Luxembourg.

Individual Definitive Notes

        Registration of title to notes in a name other than The Bank of New York Depositary (Nominees) Limited will not be permitted unless (i) Euroclear or Clearstream Luxembourg has notified us that it is unwilling or unable to continue as depositary for the notes in global form and we do not or cannot appoint a successor depositary within 90 days or (ii) Vale decides in its sole discretion to allow some or all book-entry notes to be exchangeable for definitive notes in registered form. In such circumstances, Vale will cause sufficient individual definitive notes to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to definitive notes may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the registrar and we may require to complete, execute and deliver such individual definitive notes.

        If Vale issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent, The Bank of New York Mellon. Vale will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

        All money paid by Vale to the paying agents for the payment of principal and interest on the notes which remains unclaimed at the end of two years after the amount is due to a holder will be repaid to Vale, and thereafter holders of notes in certificated form may look only to Vale for payment.

CERTAIN TAX CONSIDERATIONS

        The following discussion summarizes certain Brazilian and U.S. federal income tax considerations that may be relevant to the ownership and disposition of the notes acquired in this offering for the original price. This summary is based on the tax laws and regulations now in effect in Brazil and laws, regulations, rulings and decisions now in effect in the United States, any of which may change. Any change could apply retroactively and could affect the continued accuracy of this summary.

        This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Brazilian Tax Considerations

        The following discussion is a general description of certain Brazilian tax aspects of an investment in the notes applicable to a holder who is an individual, a company, a trust, an organization or any other entity considered as resident or domiciled outside Brazil for tax purposes (a "Non-resident Holder"). The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes. Prospective investors should consult their own tax advisers as to the consequences of purchasing the notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of the notes.

Payments under the Notes

        Generally, Non-resident Holders are taxed in Brazil when their income is derived from Brazilian sources. The applicability of Brazilian taxes with respect to payments on the notes will depend on the origin of such payments and on the domicile of the beneficiaries thereof.

        Interest, fees, commissions (including any original issue discount and any redemption premium) and any other income payable by Vale to a Non-resident Holder in respect of the notes are subject to Brazilian withholding income tax at a rate of 15%, unless (i) another lower rate is provided for in a tax treaty between Brazil and the country where the Non-resident Holder is domiciled; or (ii) the Non-resident Holder is domiciled in a country or jurisdiction that does not impose any income tax or that imposes an income tax at a maximum rate of less than 20% or where the local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment and the notes are redeemed or liquidated prior to 96 months after the date of issuance, in which case the applicable rate is 25% (a "Low Tax Jurisdiction").

        Brazil and Japan are signatories to a treaty (the "Japan Treaty") for the avoidance of double taxation that provides for a rate of 12.5% for withholding income tax in respect of interest payable pursuant to debt obligations. For this purpose, the principal paying agent must be granted discharge powers and be authorized to receive payments on behalf of the holders of the notes, which would release Vale from the payment obligations. If Vale is not entitled to rely on this treaty in connection with payments of interest under the notes, any such payments will be subject to Brazilian withholding income tax at the rates indicated in the previous paragraph.

        Law No. 11,727, enacted in June 2008, broadened the concept of Low Tax Jurisdiction, also known as a "privileged tax regime", in the context of transactions subject to Brazilian transfer pricing rules. Due to the recent enactment of this law and the fact that implementing regulations have not been promulgated, it is not clear whether this privileged tax regime concept will also be applied to interest payments in respect of notes made to Non-resident Holders. Non-resident Holders are encouraged to consult their own tax advisors from time to time about the changes implemented by Law No. 11,727 and by any Brazilian tax law or regulation relating to the concept of a Low Tax Jurisdiction. If payments of interest on the notes made to a Non-resident Holder were subject to the privileged tax regime rules, the applicable rate on such payments would be 25%.

        Vale will, subject to certain exceptions, pay additional amounts in respect of such withholding or deduction so that the net amount received by the Non-resident Holder after such withholding or deduction equals the amount of principal or interest that would have been received in the absence of such withholding or deduction. However, Vale may redeem the notes in the event that it is obligated, as a result of a change in law, to pay additional amounts in respect of Brazilian withholding taxes at a rate in excess of 15%; see "Description of the Notes—Payment of Additional Amounts" in this prospectus supplement and "Description of the Debt Securities—Payment of Additional Amounts" in the accompanying prospectus.

Sale of the Notes

        According to Article 26 of Law No. 10,833, enacted on December 29, 2003, capital gains realized on the disposition of assets located in Brazil by a non-resident to another non-resident made outside Brazil are subject to taxation in Brazil at a rate of 15% or 25%, depending on whether the beneficiary is resident of a Low Tax Jurisdiction under Brazilian law. Based on the fact that the notes are issued abroad and, therefore, may not fall within the definition of assets located in Brazil for purposes of Law No. 10,833, gains on the sale or other disposition of such notes made outside Brazil by a Non-resident Holder, other than a branch or a subsidiary of a Brazilian resident, to another non-resident might not be subject to Brazilian taxes. However, considering the general scope of Law No. 10,833 and the absence of judicial guidance in respect thereof, it is impossible to predict whether such interpretation will ultimately prevail in the Brazilian courts. If the position mentioned above does not prevail, gains realized by a Non-resident Holder from the sale or other disposition of the notes could be subject to Brazilian withholding income tax at a rate of 15% (or 25%, if the Non-resident Holder is domiciled in a Low Tax Jurisdiction).

Other Brazilian Taxes

        Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of the notes by a Non-resident Holder, except for gift inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

United States Tax Considerations

        The following summary sets forth certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary is based upon existing U.S. federal income tax law as of the date of this prospectus supplement, which is subject to change, possibly with retroactive effect, and different interpretations. This summary does not purport to discuss all aspects of U.S. federal income taxation which may be relevant to the particular circumstances of investors, and does not apply to investors subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities or currencies electing to mark their positions to market, regulated investment companies, U.S. expatriates, tax-exempt organizations, persons holding notes as part of a position in a "straddle" or as part of a hedging transaction, constructive sale or conversion transaction for U.S. tax purposes, investors whose functional currency is not the U.S. dollar or persons who own, directly or indirectly, 10 percent or more of our voting power. In addition, this summary does not discuss any foreign, state or local tax considerations, or any aspect of U.S. federal tax law other than income taxation. This summary only applies to holders that purchase notes at the initial issuance hereunder for an amount of cash equal to their issue price hereunder and that hold the notes as "capital assets" (generally, property held for investment) within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors should consult their own tax advisers regarding the U.S. federal, state and local, as well as foreign income and other, tax considerations of investing in the notes.

        For purposes of this summary, a U.S. Holder means a beneficial owner of notes who is (i) an individual that is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996, or (v) otherwise subject to U.S. federal income tax on a net income basis.

        If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold notes and partners in such partnerships should consult their tax advisers about the U.S. federal income tax consequences of purchasing, holding and disposing of notes.

Payments of Stated Interest

        Payments of stated interest on the notes (including any additional amounts and withheld taxes) generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued in accordance with the U.S. Holder's usual method of accounting for U.S. federal income tax purposes. The amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the Euro interest payment based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder that uses the accrual method of accounting for tax purposes will accrue interest income on the notes in Euro and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder's taxable year), or, at the accrual basis U.S. Holder's election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the "IRS"). A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize U.S. source foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the note.

        Interest income in respect of the notes generally will constitute foreign-source income for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. In this regard, interest income in respect of the notes will constitute "passive category income" for most U.S. Holders for foreign tax credit purposes.

        Subject to generally applicable restrictions and conditions, if any foreign income taxes are withheld on interest payments on the notes, a U.S. Holder generally will be entitled to a foreign tax credit in respect of any such foreign income taxes. Alternatively, the U.S. Holder may deduct such taxes in computing taxable income provided that the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the relevant taxable year. The rules regarding foreign tax credits and deduction of foreign income taxes are complex, so U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in respect of foreign income taxes based on their particular circumstances.

Disposition of Notes

        A U.S. Holder will generally recognize taxable gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition (reduced by an amount attributable to accrued but unpaid stated interest, which is taxable in the manner described above under "—Payments of Stated Interest") and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally equal such U.S. Holder's initial investment in the note. The tax basis of a note for a U.S. Holder will be the U.S. dollar value of the Euro purchase price on the date of purchase. If the notes will be traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the Euro purchase price paid for such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to Euro and the immediate use of the Euro to purchase a foreign currency note generally will not result in taxable gain or loss for a U.S. Holder.

        Except as discussed below with respect to foreign currency gain or loss, gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be long-term capital gain or loss if the note is held for more than one year. Certain U.S. Holders (including individuals) may be eligible for preferential tax rates in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations. If a U.S. Holder receives a payment in Euro in respect of the sale, exchange, redemption, retirement or other disposition of a note, the amount realized will be the U.S. dollar value of the Euro amount received calculated at the exchange rate in effect on the date the note is disposed of or retired. If the notes will be traded on an established securities market, a cash basis U.S. holder, and if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the Euro amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale. The election available to accrual basis U.S. Holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Despite the foregoing, the gain or loss recognized on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held the note. The amount of gain or loss attributable to changes in exchange rates will generally be equal to the U.S. dollar value of the principal amount of the notes on the date of the disposition minus the U.S. dollar value of the principal amount of the notes on the date the notes were acquired by the U.S. Holder.

        If any foreign income tax is withheld on the sale or other taxable disposition of a note, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale or other taxable disposition before deduction of such tax. Capital gain or loss, if any, realized by a U.S. Holder on the sale or other taxable disposition of the notes generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. Consequently, in the case of a gain from the disposition of a note that is subject to foreign income tax, the U.S. Holder may not be able to benefit from a foreign tax credit for the tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources. Alternatively, the U.S. Holder may take a deduction for the foreign income tax if the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid during the taxable year.

Backup Withholding and Information Reporting

        Payments of interest on the notes and sales or redemption proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the holder is an exempt recipient or (ii) in the case of backup withholding, the holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

        Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded (or credited against such holder's U.S. federal income tax liability, if any), provided the required information is timely furnished to the U.S. IRS.

        The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder's particular situation. Holders should consult their tax advisers with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

European Union Savings Directive

        Under Council Directive 2003/48/EC on the taxation of savings income (the "Savings Directive"), each Member State of the EU is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period such Member States elect otherwise) instead operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the beneficial owner of the payment elects instead for an exchange of information procedure. The rate of withholding is 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

        A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, one of those countries or territories.

        A proposal for amendments to the Savings Directive has been published, including a number of suggested changes which, if implemented, would broaden the scope of the rules described above. Investors who are in any doubt as to their position should consult their professional advisers.

        If a payment under a note were to be made by a person in a Member State or another country or territory which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive or any law implementing or complying with, or introduced in order to conform to the Savings Directive, neither we nor any paying agent nor any other person would be required to pay additional amounts under the terms of such note as a result of the imposition of such withholding tax. See "Description of the Debt Securities—Payment of Additional Amounts" in the accompanying prospectus.

UNDERWRITING

        Vale intends to offer the notes through BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC Bank plc and Natixis, the underwriters. Subject to the terms and conditions contained in a terms agreement between the underwriters and Vale, Vale has agreed to sell to the underwriters and the underwriters have agreed to purchase, severally and not jointly, from Vale, the principal amount of the notes listed below opposite each of their names.

Underwriter	Principal Amount of Notes (€)
BNP Paribas	187,500,000
Crédit Agricole Corporate and Investment Bank	187,500,000
HSBC Bank plc	187,500,000
Natixis	187,500,000

Total	750,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the terms agreement if any of these notes are purchased. If the underwriters default, the terms agreement provides that the purchase agreement may be terminated. In connection with the offering of the notes, CIBC WM plc, Mitsubishi UFJ Securities International plc, Mizuho International plc, Scotiabank Europe plc and SMBC Nikko Capital Markets Limited will act as co-managers.

        Vale has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        Vale has agreed that it will not, during a period of 30 days from the date of this prospectus supplement, without the written consent of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option or warrant for the sale of, or otherwise transfer or dispose of, any debt securities of Vale.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We expect that delivery of the notes will be made against payment therefor on or about July 10, 2012, which will be the fifth Target System Day following the date of pricing of the notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three U.S. business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the date of pricing or the next succeeding Target System Day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding Target System Day should consult their own advisor.

Commissions and Discounts

        The underwriters have advised Vale that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The expenses of the offering, not including the underwriting discount, are estimated to be €1.69 million and are payable by Vale. The underwriters may offer and sell the notes through certain of their affiliates.

Trading Market

        We have applied to list the notes on the Official List of the Luxembourg Stock Exchange and have them admitted to trading on the Euro MTF market in accordance with the rules and regulations of the Luxembourg Stock Exchange, subject to the satisfaction of its minimum listing standards. We do not intend to apply for listing of the notes on any other securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action must be conducted by the relevant dealers (or any persons acting on behalf of any dealers) in accordance with all applicable laws and rules.

        Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

        The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.

        This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

Austria

        Neither this prospectus supplement nor the accompanying prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. None of this prospectus supplement, the accompanying prospectus or any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and none of this prospectus supplement, the accompanying prospectus or any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the underwriters. No steps may be taken that would constitute a public offering of the notes in Austria and the offering of the notes may not be advertised in Austria. Each underwriter has represented and agreed that it will offer the notes in Austria only in compliance with the provisions of the Austrian

Capital Markets Act and all other laws and regulations in Austria applicable to the offer and sale of the notes in Austria.

France

        Each Underwriter agrees that (i) no prospectus has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers, and (ii) it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the Base Prospectus, the Preliminary Prospectus, the Final Prospectus, the relevant Final Term Sheet or any other offering material relating to the notes, and that such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) investing for their own account, all as defined in Articles L.411-2 and D.411-1 to D.411-4 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired notes may be made only as provided by Articles L.411-1 to L.411-4, L.412-1 and L.621-8 to L.621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Germany

        This prospectus supplement and the accompanying prospectus do not constitute a sales prospectus within the meaning of the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) or within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz) or within the meaning of the German Investment Act (Investmentgesetz) and have not been filed with, and approved by, the German Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other competent German governmental authority under relevant laws.

        Each underwriter has represented, warranted and agreed that:

  •
  the notes have not been and will not be publicly offered or sold and copies of this prospectus supplement or the accompanying prospectus or any document relating to the notes have not been and will not be publicly distributed, directly or indirectly, to investors in Germany;

  •
  no action has been or will be taken which would constitute a public offering (öffentliches Angebot) or a public distribution (öffentlicher Vertrieb) of, or a public advertisement relating to, the notes in Germany and that no sales prospectus has been or will be published with respect to the notes;

  •
  any subsequent offer or sale or public distribution of the notes has to comply with applicable securities laws and any applicable legal and regulatory requirements in Germany with respect to the issue, sale and offering of such certificates;

  •
  in Germany, the notes may only be offered to "Qualified Investors" (qualifizierte Anleger) as defined in Section 2 (6) of the German Securities Prospectus Act (Wertpapierprospektgesetz) as this term is construed by the German courts and the German Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) and in particular not offered to any "Individuals" (natürliche Personen) according to Section 1 (1a) sentence 2 no. 11 of the German Banking Act (Kreditwesengesetz) as this term is construed by the BaFin.

Italy

        The offering of the notes has not been registered with the Commissione Nazionale per le Società e la Borsa (the "CONSOB") pursuant to Italian securities legislation and, accordingly, each underwriter has represented that it has not offered, sold or delivered any notes or distributed copies of this prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy and will not offer, sell or deliver any notes or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy other than to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1st July, 1998, as amended.

        Any offer, sale or delivery of the notes or distribution of copies of this prospectus supplement, accompanying prospectus or any other document relating to the notes in the Republic of Italy must be (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Legislative Decree No. 58 of February 24, 1998 (Financial Services Act) and Legislative Decree No. 385 of 1st September, 1993 (the Banking Act); (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and (c) in compliance with any other applicable laws and regulations.

        In any case the notes shall not be placed, sold or offered either in the primary or the secondary market to individuals residing in Italy.

Netherlands

        Each underwriter represents and agrees that this prospectus supplement may only be directed or distributed to, and the notes may only be offered or sold to, qualified investors (gekwalificeerde beleggers) within the meaning of article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

United Kingdom

        Each underwriter has represented, warranted and agreed that:

  •
  it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Vale; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

        The offering and sale of the notes may only be made in Switzerland on the basis of a private placement, and not as a public offering. The notes will not be listed on the SWX Swiss Exchange. Neither this prospectus supplement nor the accompanying prospectus, therefore, constitutes a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange.

Brazil

        The underwriters have not offered or sold, and will not offer or sell any notes in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The notes have not been, and will not be, registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

Other Relationships

        Certain of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        Certain of the underwriters and their affiliates have performed, and may perform in the future, certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time, in the ordinary course of their business. These companies receive standard fees for their services.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our annual report on Form 20-F for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores Independentes is registered with the Regional Accounting Council of Rio de Janeiro.

        With respect to the unaudited interim financial information of Vale for the three-month periods ended March 31, 2012 and March 31, 2011, which are incorporated by reference herein, PricewaterhouseCoopers Auditores Independentes has reported that it applied limited procedures in accordance with professional standards for a review of such information. However, its report included in the Vale Form 6-K furnished to the SEC on April 25, 2012, and incorporated by reference herein, states that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

VALIDITY OF THE NOTES

        The validity of the notes offered and sold in this offering will be passed upon for Vale by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Gibson, Dunn & Crutcher LLP. Certain matters of Brazilian law relating to the notes will be passed upon by Mr. Clovis Torres, the general counsel of Vale. Pinheiro Guimarães—Advogados will pass upon certain matters of Brazilian law relating to the notes for the underwriters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

  •
  our current report on Form 6-K furnished to the SEC on the date hereof containing: (i) a discussion of our results of operations for the three-month periods ended March 31, 2012 and 2011 and our financial condition as of March 31, 2012, (ii) our ratios of earnings to fixed charges and (iii) a summary of recent developments in certain ongoing tax litigation;

  •
  our current report on Form 6-K furnished to the SEC on June 27, 2012, announcing that Vale has obtained the preliminary environmental license to the iron ore project Carajás S11D;

  •
  our current reports on Form 6-K furnished to the SEC on May 29 and June 26, 2012, announcing the sale of our thermal coal assets in Colombia;

  •
  our current report on Form 6-K furnished to the SEC on June 18, 2012, announcing the completion of the mandatory conversion of our convertible notes due June 15, 2012;

  •
  our current report on Form 6-K furnished to the SEC on June 1, 2012, announcing that Carborough Downs, one of our metallurgical coal operations in Australia, declared force majeure under certain contracts due to the detection of abnormal levels of carbon monoxide;

  •
  our current report on Form 6-K furnished to the SEC on May 29, 2012, containing our new Disclosure Policy;

  •
  our current report on Form 6-K furnished to the SEC on May 11, 2012, announcing that we declared force majeure under certain nickel contracts due to an incident at the New Caledonia acid plant;

  •
  our current report on Form 6-K furnished to the SEC on May 8, 2012, announcing the sale of our stake in CADAM S.A. to KaMin LLC's kaolin business;

  •
  our current report on Form 6-K furnished to the SEC on May 2, 2012, announcing the appointment of Mr. Roger Allan Downey as the Executive Officer responsible for Fertilizer and Coal Operations and Marketing;

  •
  our current report on Form 6-K furnished to the SEC on May 1, 2012, announcing the payment of additional interest to holders of two series of our mandatorily convertible notes;

  •
  our current report on Form 6-K furnished to the SEC on April 25, 2012, containing our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2012, December 31, 2011 and March 31, 2011, prepared in accordance with U.S. generally accepted accounting principles;

  •
  our current report on Form 6-K furnished to the SEC on April 24, 2012, containing our production report for the three-month period ended March 31, 2012;

  •
  our current report on Form 6-K furnished to the SEC on April 23, 2012, announcing the execution of a leasing contract with Petrobras for potash assets and mining rights in the Brazilian state of Sergipe;

  •
  our annual report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 17, 2012; and

  •
  any report on Form 6-K filed by us on or after the date of this prospectus supplement that indicates on its cover or inside cover page that we incorporate it by reference in the registration statement on Form F-3 of which this prospectus supplement is a part (File No. 333-162822).

        We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Vale's Investor Relations Department, Avenida Graça Aranha, No. 26, 12th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone no: 55 21-3814-4540). Additionally, for so long as any notes shall be outstanding, copies of our financial statements for the then current fiscal year may be inspected on the Web site of the U.S. Securities and Exchange Commission at http://www.sec.gov/ or on our Web site at http://www.vale.com/. The information on our Web site is not part of this prospectus nor is it incorporated by reference.

Vale S.A.

€750,000,000 3.750% Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

BNP PARIBAS	Crédit Agricole CIB	HSBC	NATIXIS

Co-Managers

CIBC	Mitsubishi UFJ Securities	Mizuho Securities	Scotiabank	SMBC Nikko

July 3, 2012